EXHIBIT 99.1

Advanced Medical Optics Announces the Addition of Robert J. Palmisano to Its Board of Directors

SANTA ANA, Calif.—(BUSINESS WIRE)—May 22, 2007—Advanced Medical Optics, Inc. (AMO) (NYSE:EYE), a global leader in ophthalmic surgical devices and eye care products, today announced at its Annual Meeting of Stockholders that Robert J. Palmisano has joined the company’s board of directors. Mr. Palmisano, 62, most recently served as the president, chief executive officer and a director of IntraLase Corp., which AMO acquired on April 2, 2007.

“Bob brings a wealth of industry and management experience to AMO and we are pleased to welcome him to the board,” said AMO Chairman, President and CEO Jim Mazzo. His leadership and view of the future of the global ophthalmic market were integral to IntraLase’s success. We look forward to his counsel and guidance as an AMO director.”

Mr. Palmisano joined IntraLase Corp. as president, chief executive officer and a director in April 2003. From April 2001 to April 2003, Mr. Palmisano was the president, chief executive officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001, Mr. Palmisano served as president and chief executive officer and a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano earned his bachelor’s degree in political science from Providence College.

About Advanced Medical Optics (AMO)

AMO develops advanced, life-improving vision technologies for people of all ages. Products in the cataract/implant line include intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as ReZoom(TM), Tecnis®, Clariflex®, Sensar®, and Verisyse(TM) IOLs, Sovereign® and Sovereign® Compact(TM) phacoemulsification systems with WhiteStar® technology, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the laser vision correction line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices, and excimer laser vision correction systems and treatment cards. AMO brands in the laser vision correction business include Star S4 IR(TM), WaveScan Wavefront®, CustomVue(TM), IntraLase FS(TM), IntraLase Method(TM) and IntraLasik(TM). Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE Moisture PLUS®, COMPLETE® Blink-N-Clean®,

Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care(TM) and blink(TM) branded products. AMO is based in Santa Ana, California, and employs approximately 4,200 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

CONTACT:

Advanced Medical Optics, Inc.

Investors:

Sheree Aronson, Corporate Vice President, Investor

Relations and Corporate Communications

714-247-8290

sheree.aronson@amo-inc.com

or

Mark Levin, Manager, Investor Relations

714-247-8465

mark.levin@amo-inc.com

or

Media: Steve Chesterman, Manager, Corporate Communications

714-247-8711

steve.chesterman@amo-inc.com